Exhibit 4.1

Utilicraft Aerospace Industries, Inc.

$2,000,000 Private Placement

Memorandum of Understanding

And Subscription Agreement

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) AND SUBSCRIPTION AGREEMENT IS ENTERED INTO ON THIS DATE JANUARY 19, 2005 FOR THE PURPOSE OF DEFINING AND FORMALIZING THE BUSINESS RELATIONSHIP OF UTILICRAFT AEROSPACE INDUSTRIES, INC. (“UTILICRAFT”) AND 1080 INVESTMENT GROUP, INC. (“THE INVESTOR”) WITH RESPECT TO THE DEVELOPMENT BY UTILICRAFT OF A FREIGHT FEEDER AIRCRAFT DESIGNATED THE FF-1080.

THIS TRANSACTION IS SUBJECT TO UNITED STATES SECURITIES LAWS GOVERNING THE SALE OF UNREGISTERED SECURITIES. THE SECURITIES PURCHASED UNDER THIS AGREEMENT ARE RESTRICTED WITHIN THE MEANING OF SEC RULE 144 AND MAY NOT BE OFFERED OF SOLD EXCEPT UNDER THE TERMS OF THIS AGREEMENT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION.

SUMMARY OF TERMS

Issuer:                                                                                                                                                         Utilicraft Aerospace Industries, Inc. (the “Company” or “UTILICRAFT”).

Securities Offered:                                                                                      Up to 20,000,000 shares of Common Stock at $0.10 per share. The investor will receive 1 (one) share for each $0.10 invested.

Warrants:                                                                                                                                      N/A

Registration Rights:                                                                               The Company agrees to use its best efforts to register the Common Stock purchased under this investment within 6 months. This offering will also have piggy-back registration rights.

1.                                       The investor will invest $2,000,000 (two million dollars) in UTILICRAFT as per the terms and conditions of this MOU. The Investor will wire such funds to UTILICRAFT at the signing of this MOU as per the wiring instructions in ATTACHMENT-L.

2.                                       UTILICRAFT will issue to the investor 20,000,000 shares (twenty million shares) of common stock in UTILICRAFT, as per the terms of the Private Placement described above.

3.                                       The Investor understands that the investment contemplated by this MOU may not be transferred, assigned, or sold to a third party without the written approval of the UTILICRAFT board of directors. The Investor also agrees and understands that the voting rights of all shares issued under this MOU will go to John J. Dupont, until such shares are sold by the Investor to the public, as publically registered shares.

4.                                       At the request of the Investor, UTILICRAFT will include the Investor’s share of common stock purchased under this Agreement in any future registration of UTILICRAFT stock intended for public offering.

5.                                       The Investor represents that he/she is acquiring the shares of common stock purchased under this MOU for himself/herself and agrees that in addition to the provisions of paragraph 3, above and unless waived by UTILICRAFT a board of directors, the shares of common stock issued to him/her under the terms of this MOU are not transferable except under the following conditions:

                                                a)   The Investor must offer a 30-day first right of refusal to the other existing shareholders for an amount equivalent to the transfer offer.

                                                b)   After such first right of refusal is offered to and/or exercised by the other existing shareholders, the remaining portion of the stock may be transferred to a third party, which transaction is subject to approval by the UTILICRAFT board of directors.

                                                c)   The shares of common stock acquired hereunder cannot be resold without registration under the Securities and Exchange Act (a United States Law) or an exemption there from.

                                                d)   A legend will be placed on the stock certificate stating that the shares of common stock have not been registered under the Securities and Exchange Act and setting forth the restrictions on transferability and sale of the shares of common stock set forth in this paragraph.

6.                                       The investment into UTILICRAFT contemplated by this MOU will be used by UTILICRAFT, at its discretion, for daily operations, for its benefit and profit.

7.                                       The Investor represents that he/she is a sophisticated investor, accredited within the meaning of SEC Regulation D, and that he/she fully understands the risk involved in this transaction and that his/her equity, as well as the other current shareholders’ equity, may substantially dilute depending upon the financing requirements for the $76 million Phase I and Phase II development capital required by UTILICRAFT to develop and FAA certify the FF-1080 aircraft. Such substantial dilution may occur as the result of the sale of a major portion of UTILICRAFT, merger, acquisition, international joint-venture, or a combination thereof, which may also possibly cause the division of a substantially increased profit amount between UTILICRAFT and a joint venture partner/merger partner.

8.                                       Any return on investment of UTILICRAFT stock is dependent upon the ability of UTILICRAFT to secure the above mentioned major financing loans (Phase I $34 million and Phase II $42 million) needed to complete the design, to build the prototype and conformity aircraft, to complete the development of the FF-1080 aircraft and obtain an FAA aircraft type certificate on it, to successfully produce the aircraft or to have the aircraft produced under subcontract, and to sell the aircraft in the commercial marketplace, which all of the above may or may not occur.

9.                                       As part of its full disclosure effort, UTILICRAFT has provided a full disclosure briefing to the Investor on UTILICRAFT. The Investor has also been provided a Business Plan, and a disclosure of UTILICRAFT’s management in previous aircraft development programs. The Investor acknowledges that he/she has reviewed the contents of the above documents and acknowledges that he/she has had the opportunity to obtain any additional information which UTILICRAFT possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished by UTILICRAFT.

10.                                 The Investor fully understands the high degree of risk involved in this investment and also understands that the figures and estimates in the Business Plan provided by UTILICRAFT are only UTILICRAFT’s best projections.

IN WITNESS WHEREOF the parties to this MOU have affixed their signatures hereto on the dates indicated.

1080 INVESTMENT GROUP, INC.

January 19, 2005	Signed:	/s/ L. David Bridges
Date
	Name/Title:	L. David Bridges/sec.

UTILICRAFT AEROSPACE INDUSTRIES, INC.

January 19, 2005		/s/ John J. Dupont
Date		John J. Dupont–President, CEO